Exhibit 10.25

OPERATING AGREEMENT

of

SOUTHWEST MISSOURI GAMING, LLC

a Missouri Limited Liability Company

June 16, 2004

OPERATING AGREEMENT

OF

SOUTHWEST MISSOURI GAMING, LLC

THIS OPERATING AGREEMENT (“Agreement”) of Southwest Missouri Gaming, LLC, a Missouri limited liability company (the “Company”) is entered into and shall be effective as of June       , 2004 (the “Effective Date”), by and between SW Missouri, LLC, a Minnesota limited liability company (“Southwest”), and Robert E. Low (“Low”).

RECITALS

A.                                   Southwest and Low have caused the Company to be formed under the laws of the State of Missouri.

B.                                     Southwest and Low wish to set forth their agreement concerning the conduct of the business and affairs of the Company and the relative rights and obligations of Southwest and Low in relation thereto, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.                                       Act – The Missouri Limited Liability Company Act, Section 347.010 et seq., as amended from time to time.

2.                                       Additional Member - A Member other than Southwest or Low or a Substitute Member who has acquired a Membership Interest from the Company.

3.                                       Affiliate – As applied to any specified Person or Organization means any other Person or Organization (and all natural Persons related by blood, adoption or marriage to such other Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of 20% or more of the voting power (or in the case of a Person which is not a corporation, 20% or more of the ownership interests, beneficial or otherwise) of such Person or Organization or the power otherwise to direct or cause the direction of the management and policies of that Person or Organization, whether through voting, by contract or otherwise.

For purposes of this paragraph, “voting power” of any Person or Organization means the total number of votes which may be cast by the holders of the total number of outstanding equity interests of any class or classes of such Person or Organization in any election of directors or managers of such Person or Organization or individuals serving on a committee or board serving a function comparable to that served by a board of directors of a corporation.  All directors and executive officers of a corporation and all directors and members of a board or board of directors or similar committee of a Person or Organization organized as a limited liability company shall be deemed to be Affiliates of such Person.

4.                                       Agreement - This Operating Agreement established pursuant to Section 347.081 of the Act.

5.                                       Approved Financial Goals – The Company’s financial goals for operating expenses from the agreed upon commencement date of such financial goals through the occurrence of the Ballot Initiative Date with an aggregate total amount not to exceed $10,000,000, as approved in writing by both Low and Southwest in connection with this Agreement.  Any increase to the aggregate total of the operating expenses under the Approved Financial Goals that exceeds $10,000,000 must be approved (prior to exceeding the $10,000,000 total) by the Board.

6.                                       Articles - The Articles of Organization of the Company filed with the Missouri Secretary of State on or before the Effective Date, as properly adopted and subsequently amended from time to time by the Members and filed with the Missouri Secretary of State.

7.                                       Assignee - A transferee of a Membership Interest who has not been admitted as a Substitute Member.

8.                                       Ballot Initiative Date – The date when voter approval of a ballot initiative is obtained to allow riverboat gaming activities on the White River at the city of Rockaway Beach, Missouri.

9.                                       Bankrupt Member - The terms “Bankruptcy” and “Bankrupt,” and variations thereof, shall mean any of the following: (i) the initiation by a Member of a proceeding, or initiation of any proceeding against a Member which has not been vacated, discharged or bonded off within sixty (60) days of initiation, under any federal, state or local bankruptcy or insolvency law, (ii) an assignment by a Member for the benefit of creditors, (iii) the admission by a Member in writing of his inability to pay his debts as they become due, or (iv) the consent of a Member to the appointment of a receiver or trustee for all or a substantial part of his property, or court appointment of such receiver or trustee which is not suspended or terminated within sixty (60) days after appointment.

10.                                 Board – Has the meaning assigned in this Article I, Section 40.

11.                                 Business – Has the meaning assigned in Article III, Section 2.

12.                                 Business Day - Any day other than Saturday, Sunday, or any legal holiday observed in the State of Missouri.

13.                                 Capital Account - The account maintained for a Member or Assignee determined in accordance with Article VIII, Section 4.

14.                                 Capital Contribution - Any actual funded contribution of cash or Property made by or on behalf of a Member.

15.                                 Capital Contribution Commitment – Means (i) prior to the occurrence of the Ballot Initiative Date, and after the entire Catch-Up Contribution has been made by Low, 70% of the Company’s operating expenses with respect to Low and 30% of the Company’s operating expenses with respect to Southwest, provided that the aggregate operating expenses of the Company do not exceed $10,000,000 unless such operating expenses have been approved in advance by the Board; and (ii) During the Pre-Development Stage, 70% of the Company’s operating expenses with respect to Low and 30% of the Company’s operating expenses with respect to Southwest provided that such operating expenses of the Company have been approved in advance by the Board, and after the occurrence of the Construction Date, 70% of the Company’s operating expenses with respect to Low and 30% of the Company’s operating expenses with respect to Southwest, provided that the aggregate operating expenses of the Company (including those incurred prior to the Construction Date) cannot exceed $110,000,000 unless both Low and Southwest have given their prior written consent to such increase.

16.                                 Catch-Up Contribution – Means a Capital Contribution to be made in cash by Low without any further approval or action by the Board or Members, such that Low’s cumulative Capital Contributions to the Company immediately after such Catch-Up Contribution will total $4,213,030 in the aggregate.

17.                                 Code - The Internal Revenue Code of 1986, as amended from time to time.

18.                                 Company – Southwest Missouri Gaming, LLC, a limited liability company formed under the laws of the State of Missouri.

19.                                 Company Liability - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

20.                                 Company Property - Any Property owned by the Company.

21.                                 Competitive Casinos - Ameristar Kansas City, Ameristar St. Charles, Isle of Capri Kansas City, Isle of Capri Boonville, Argosy and their respective successors and assigns.

22.                                 Construction Date – The date of the definitive agreement between the Company and a construction company pertaining to the construction of a riverboat gaming facility located in Rockaway Beach, Missouri in connection with the Business.

23.                                 Cost of Funds Rate – The rate of interest equal to Southwest’s average cost of funds for a given period.

24.                                 Disposition (Dispose) – With respect to any Membership Interest, means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including disposition by operation of law).

25.                                 Dissociation (Dissociated) - Any action which causes a Person to cease to be a Member as described in Article XI hereof.

26.                                 Dissolution Event - An event, the occurrence of which will result in the dissolution of the Company under Article XV, unless the Members elect to avoid dissolution where the Members have the power to so elect.

27.                                 Distribution - A transfer of cash or other Property to a Member on account of a Membership Interest as described in Article IX and Article XV.

28.                                 EBITDA Margin – For the designated period, (1) the sum of an Organization’s (i) pretax earnings from continuing operations, (ii) interest expense and (iii) depreciation, depletion, and amortization of tangible and intangible assets (including real property leases and all contractual obligations to the city of Rockaway Beach, Missouri as they relate to the Company, and all Management Fees, if applicable), before (a) special extraordinary gains, (b) minority interests, and (c) miscellaneous gains and losses, (2) divided by such Organization’s net win from casino operations, in each case computed and calculated in accordance with GAAP.

29.                                 Effective Date – Has the meaning assigned in the preamble hereto.

30.                                 Formation Date – March 29, 2004.

31.                                 GAAP – Generally accepted accounting principles, consistently applied.

32.                                 Gaming Authority – Any governmental gaming authority having jurisdiction over the Members or their subsidiaries, or the Company, including, but not limited to, the state gaming authorities for Missouri, Mississippi, Colorado, West Virginia, Pennsylvania, Ohio, Nevada and Minnesota and the National Indian Gaming Commission.

33.                                 Initial Capital Contributions – The Capital Contributions made by Southwest in cash or Property on or before the Effective Date totaling $1,805,584.69 in the aggregate, as described in Article VIII, Section 1.

34.                                 Low-Funded Capital Contribution – Has the meaning assigned in Article VIII, Section 8.2.

35.                                 Low Managers – Has the meaning assigned in Article VII, Section 4.2.

36.                                 Low Tasks – The tasks that Low has agreed to perform and complete in connection with the Business, which shall include arranging and obtaining debt financing for the Business from third party lenders, the planning and construction of all facilities connected with the Business and performance under the Management Agreement.

37.                                 Management Agreement – The Management Agreement dated of even date herewith between the Company and Low in the form attached hereto as Exhibit B and approved by both Low and Southwest whereby Low will provide operation and supervision services to the Company’s Business in exchange for the payment of an annual Management Fee, as assumable pursuant to Article VII, Section 10.

38.                                 Management Agreement Criteria – The occurrence of either of the following events (i) determined commencing as of the fourth January 1 following the Operation Date (after three (3) full calendar years) and tested each January 1 thereafter, the failure of the Company to maintain an EBITDA Margin during the previous calendar year equal to at least 90% of the average EBITDA Margin of all of the Competitor Casinos during the same period, or (ii) determined as of the second January 1 following the Operation Date (after one (1) full calendar year) and tested each January 1 thereafter, the failure of the Company to achieve Net Income (excluding actual and mock interest on the Company’s acquisition debt) during the previous calendar year totaling more than the Company’s debt services costs (or mock debt service costs) for 70% of the Company’s Business start-up costs (based on a twenty (20) year amortization period at the Cost of Funds Rate); provided, however, in the case where either Southwest or Low exercises its option to assume all rights, duties and responsibilities under the Management Agreement, the Management Agreement Criteria shall be determined commencing as of the second January 1 following the date when Southwest or Low, as the case may be, officially commences its management duties under the Management Agreement pursuant to such assumption (after one (1) full calendar year).

39.                                 Management Fee – Equals (i) 5% of the Company’s annual Net Income up to $20,000,000, (ii) 10% of the Company’s annual Net Income in excess of $20,000,000 but less than $35,000,000, (iii) 15% of the Company’s annual Net Income in excess of $35,000,000 but less than $50,000,000 and (iv) 17.5% of the Company’s annual Net Income in excess of $50,000,000.

40.                                 Managers – Has the meaning assigned in Article VII, Section 4 (the Managers are singly referred to as a “Manager” and are sometimes collectively referred to herein as the “Board”).

41.                                 Member – Southwest, Low, any Substituted Member or any Additional Member, but does not include Assignees.

42.                                 Member Designees – Has the meaning assigned in Article VII, Section 5.

43.                                 Membership Interest – The individual equity interest of the respective Members in and to the Company, which interest is to be maintained as a single interest and which is not to be divided into any subinterest, such as an interest in separate financial or management rights or otherwise.

44.                                 Net Income — The Company’s net income from the Business prior to the payment of any Management Fee but after taking into account deductions for depreciation, interest, expenses (but not start-up expenses incurred by the Company) and salaries, all as determined in accordance with GAAP.

45.                                 Net Losses - The losses and deductions of the Company determined in accordance with GAAP and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

46.                                 Net Profits - The income and gains of the Company determined in accordance with GAAP as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

47.                                 Notice – Any notice made pursuant to this Agreement shall be in writing.  Notice to the Company shall be considered given when mailed by certified mail, postage prepaid, return receipt requested, addressed to each of the Members in care of the Company at the address of the principal office identified in Article II, Section 6.  Notice to a Member shall be considered given when mailed by certified mail, postage prepaid, return receipt requested, addressed to such Member at the address reflected in the Agreement unless the Member has given the Company a Notice of a different address.  Notice to any Manager shall be as provided in Article VII, Section 4.3.  Any notice hereunder shall be considered given three (3) days after being mailed by certified mail, postage prepaid, return receipt requested.

48.                                 Operation Date – The first date that the Company’s riverboat casino Business is open for operation to the general public.

49.                                 Organization - A Person other than a natural person.  An Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

50.                                 Percentage Interest - A Member’s share of the Net Profits and Net Losses of the Company (except as otherwise provided in Article IX) and, subject to the payment of disproportionate Distributions to Southwest until Low has made the entire Catch-Up Contribution as provided in Article IX, a Member’s right to receive Distributions of the Company’s assets.

51.                                 Person - An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Missouri.

52.                                 Pre-Development Stage – The period of time occurring between the Ballot Initiative Date and the Construction Date when the Company will incur fees and expenses related to architectural services, engineering services, environmental studies, services related to construction professionals, public relation services, consultant services, legal services, accounting services, land acquisition costs, travel and entertainment.

53.                                 Prime Rate - Prime Rate shall mean the “prime rate” as published in the “Money Rates” Section of The Wall Street Journal; however, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate, in any case not to exceed the maximum rate permitted by law.

54.                                 Property - Any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, excluding services and promises to perform services in the future.

55.                                 Regulations - Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Treasury Department, promulgated under the Code, as such regulations may be lawfully changed from time to time.

56.                                 Rockaway Agreements - The Riverboat at Rockaway Beach Amended and Restated Term Sheet for Development Agreement dated March 29, 2004 between the Company and the City of Rockaway Beach, Missouri, as amended, and the Funding Agreement dated October 22, 2002 between Southwest Casino and Hotel Corp. and the City of Rockaway Beach, Missouri, as amended by an Amendment to Funding Agreement dated December 31, 2002 and as assigned by Southwest Casino and Hotel Corp. to the Company pursuant to an Assignment, Assumption and Consent Agreement dated March 29, 2004 among Southwest Casino and Hotel Corp., the Company and the City of Rockaway Beach, Missouri.

57.                                 Southwest Managers – Has the meaning assigned in Article VII, Section 4.2.

58.                                 Southwest Tasks – The tasks that Southwest has agreed to perform and complete in connection with the Business, which shall include planning, managing and implementing the ballot initiative with regard to voter approval of gaming activities in Taney County, Missouri, managing all site acquisition matters and any corresponding land development and maintaining the Company’s on-going relationship with the city of Rockaway Beach, Missouri.

59.                                 Substitute Member - An Assignee who has been admitted to all of the rights of membership pursuant to the Agreement.

60.                                 Suitable Person – A Person licensable by each Gaming Authority having jurisdiction over the Company’s Business or any Member’s or their Affiliate’s business operations at the time of any such determination.

61.                                 Taxable Year - The taxable year of the Company as determined pursuant to Section 706 of the Code, which shall be the calendar year ended December 31 unless properly changed by the Members or the Board.

62.                                 Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the Net Profits of the Company.

63.                                 Unsuitable Person – A Person not licensable by each Gaming Authority having jurisdiction over the Company’s Business or any Member’s or their Affiliate’s business operations at the time of any such determination.

ARTICLE II
FORMATION

1.                                       Organization.  Southwest and Low have organized the Company as a Missouri Limited Liability Company pursuant to the provisions of the Act and filed the Company’s original Articles of Organization on the Formation Date.  The Company constitutes a partnership for federal and applicable state income tax purposes.

2.                                       Agreement.  For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to the terms hereof.  It is the express intention of the Members that this Agreement shall be the sole source of agreement of the parties.

3.                                       Name.  The name of the Company is Southwest Missouri Gaming, LLC, a Missouri limited liability company, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

4.                                       Term.  The duration of the Company shall be perpetual, unless the Company shall be sooner dissolved and its affairs are wound up in accordance with the Act or this Agreement.

5.                                       Registered Agent and Office.  The registered agent for the service of process shall be Steve Crawford and the registered office shall be that location reflected in the Articles as filed with the Missouri Secretary of State’s office.  The Members may, from time to time, change the registered agent or office through appropriate filings with the Missouri Secretary of State’s office.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members or the Board shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.  If the Members or the Board shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

6.                                       Principal Office.  The principal office of the Company shall be located at:

2740 N. Mayfair

Springfield, Missouri 65803

The Board shall have the authority to change the principal office of the Company.

ARTICLE III
NATURE OF BUSINESS

1.                                       General Powers.  The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in the Agreement and this Article III.  Notwithstanding the foregoing, the Company exists only for the purpose specified in Section 2 of this Article III, and may not conduct any other business without the unanimous consent of the Members.

2.                                       The Business of the Company.  The Company’s business (the “Business”) may include, but shall not be limited to, the licensing, development, construction and operation of a riverboat gaming facility and retail development located in the city of Rockaway Beach, Missouri, together with all of the normal ancillary functions and facilities associated therewith such as gaming operations and restaurants, together with the operation of other ancillary businesses such as nightclubs, a hotel and such other activities as may be permitted by law from time to time.

ARTICLE IV
ACCOUNTING AND RECORDS

1.                                       Records to be Maintained.  The Company shall maintain the following records at its principal office:

1.1                                 A current lists of the names and last known business, residence or mailing address of all Members and Managers (set forth in alphabetical order);

1.2                                 A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any articles have been executed;

1.3                                 Copies of the Company’s federal, state and local income tax returns and reports for the three (3) most recent years, or if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

1.4                                 Copies of this Agreement, including all amendments thereto; and

1.5                                 Any financial statements of the Company for the seven (7) most recent years.

2.                                       Reports to Members.

2.1                                 As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days after the end of each such fiscal year, the Board shall provide to the Members an income statement of the Company for such fiscal year, consolidated balance sheets of the Company as of the end of such fiscal year, and consolidated statements of operations and consolidated statements of cash flows and Members’ equity of the Company for such year, in each case prepared in accordance with GAAP and in the form required by the Missouri Gaming Commission, all in reasonable detail and audited and certified by a national accounting firm selected by the Board and reasonably acceptable to the Members; provided, however, that if a Member requires such information be provided earlier than ninety (90) days after the end of any fiscal year in order for such Member to satisfy federal, state or local securities, gaming or other requirements (including, without limitation, Sarbanes-Oxley filing requirements), the Board shall provide the Member with such information within the timeframe necessary for the Member to satisfy such requirements.

2.2                                 Within sixty (60) days of the end of each month, the Board shall provide the Members with an unaudited income statement and statement of cash flows and balance sheet of the Company for and as of the end of such month, all in reasonable detail as determined by the Members.

2.3                                 The Board shall provide all Members with such information returns required by the Code and the laws of the applicable state or states in which the Company operates.

3.                                       Accounts.  The Board shall maintain a record of each Member’s Capital Account in accordance with Article VIII.

4.                                       Accountant.  The Members or the Board shall determine the firm or firms of accountants to assist the Company with financial statements and tax matters.

ARTICLE V
NAMES AND ADDRESSES OF THE MEMBERS

The name and addresses of the Members are as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein.

ARTICLE VI
RIGHTS AND DUTIES OF THE MEMBERS

1.                                       Management Rights.  All Members (other than Assignees) who have not Dissociated shall be entitled to vote on any matter submitted to a vote of the Members.  Whenever any matter is required or allowed to be approved by the Members under the Act or this Agreement (which shall take precedence over the Act to the fullest extent permitted by law), such matter shall be considered approved or consented to upon the receipt of the requisite approval or consent, either in writing or at a meeting of the Members.  Assignees and, in the case of approvals to withdrawal where consent of the remaining Members is required, Members who have Dissociated, shall not be considered Members entitled to vote for the purpose of determining an approval action.

2.                                       Liability of the Members.  No Member shall be liable as such, for any Company Liability.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its Business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Managers for liabilities of the Company.

3.                                       Indemnification.  The Company shall indemnify the Members and the Managers and each of their agents for all costs, losses, claim, judgments, liabilities, and damages paid or accrued by such Member, Manager or agent in connection with the Business of the Company, except in connection with acts of gross negligence or willful misconduct, to the fullest extent provided or allowed by the laws of the State of Missouri.

4.                                       Representations and Warranties.  Each Member, and in the case of an Organization, the person executing this Agreement, hereby represents and warrants to the Company and each other Member that: (i) if that Member is an Organization, it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder; (ii) the Member is acquiring its interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest; and (iii) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

5.                                       Conflicts of Interest.

5.1                                 Independent Ventures; Nonsolicitation.  Each of the Members covenants and agrees that while it may currently engage or hold interests in other business ventures of varied kinds and descriptions for its own account, including other investments which include, but are not limited to, gaming and real estate ventures, that it shall not compete directly, or indirectly through any Affiliate, with the Company’s Business (as the same may evolve from time to time) in the State of Missouri for so long as such Person is a Member and for a two (2) year period thereafter.  Further, each Member agrees to present any opportunities within the scope of the Business in Missouri to the Board promptly after such Member or its Affiliates becomes aware of such opportunity, however, neither the Company nor any of the Members shall have any rights by virtue of this Agreement in any: (i) existing business ventures; or (ii) future business ventures occurring outside of Missouri, or to the income or profits derived therefrom.  No Member or its Affiliates shall solicit any employee of the Company to become employed by such Member or its Affiliates for so long as such Member is a Member of the Company and for a period of one (1) year thereafter.

5.2                                 Lending Money.  A Member may lend money to and transact other business with the Company upon such terms and conditions as consented to by a unanimous vote of all of the Managers on the Board; provided, however, that a Member loan may be approved by a majority vote of the Board if the material terms of such Member loan are more favorable to the Company then the market loan terms available from independent third party financial institutions for loans of similar size and type.  The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person or Organization who is not a Member, subject to other applicable law.  No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if all of the Managers on the Board, knowing the material facts of the transaction and the Member’s interest, unanimously authorize, approve, or ratify the transaction.

5.3                                 Affiliated Member Contracts.  A Member may contract with the Company to provide certain services to the Company either directly or through an Affiliate or Subsidiary of such entity (a “Contracting Member”) on such terms and conditions as are consented to by a unanimous vote of all of the Managers on the Board, provided that such terms provide for most favorable rates and require a quality standard of performance.  The rights of such Contracting Member shall be the same as an unaffiliated Person and no such contract shall be voidable solely because of such affiliation if all of the Managers on the Board, knowing the material facts of the transaction and the Contracting Member’s interest, unanimously authorize, approve, or ratify the transaction.

ARTICLE VII
THE MEMBERS; THE BOARD

1.                                       The Members.  Except as otherwise specifically provided herein or by law that cannot be modified by this Agreement, or as otherwise delegated to the Board, the management of the Company and its business, and other operating matters, shall be the responsibility of both Southwest and Low, acting in their capacity as Members of the Company, who shall exercise such management power through the Board, as described in this Article VII.  Except as otherwise provided in this Agreement, all decisions shall be made by the Board in accordance with this Article VII, Section 4.5 below, including, but not limited to, those matters set forth in this Article VII, Section 2 below.  The Managers shall devote such time and energy to the Business and purposes of the Company to the extent necessary for the prudent and efficient carrying on thereof.  The acts of the Board shall bind the Company.  Any and all documents, agreements, instruments or certificates executed by the Members or any Person authorized by the Board shall be effective and binding upon the Company without the need for the consent or approval of any other Member or Manager.  Notwithstanding the foregoing, Southwest shall be responsible for the performance and completion of the Southwest Tasks and Low shall be responsible for the performance and completion of the Low Tasks, in each case with the assistance of the Board as provided below.

2.                                       The Board.  Subject to those restrictions set forth in Section 3 of this Article VII, the Board, acting through any of its duly authorized and empowered Company officers, is hereby authorized for, and in the name of, at the expense of, and on behalf of the Company:

2.1                                 To enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under applicable laws and regulations;

2.2                                 To convey, assign, mortgage, or otherwise transfer all or any portion of the real or personal property of the Company;

2.3                                 To develop, maintain, lease and execute such documents ancillary to those activities involving the development of any real property of the Company;

2.4                                 To prepare, execute and deliver any and all agreements, contracts, documents, regulatory filings with governmental authorities, certifications and instruments necessary or convenient in connection with the acquisition, development, construction, leasing, managing, maintenance and operation of the Company’s Business or Property;

2.5                                 To initiate, defend, adjust, settle, compromise, or pay any disputed claim, obligation, debt, demand, suit, litigation or judgment by or against the Company (including, without limitation, any claim to insurance proceeds);

2.6                                 To provide all necessary assistance to Southwest regarding the completion of the Southwest Tasks and to provide all necessary assistance to Low regarding the completion of the Low Tasks; and

2.7                                 To cause the Company to assume from Southwest, and to perform under, the Development Consulting and Owner’s Representative Services agreement between Southwest Casino and Hotel Corp. and LaSalle Development Group Ltd.

3.                                       Restrictions on Authority. With respect to the Company and its business and Property, the Members and the Managers shall have no authority on behalf of the Company to perform any act in violation of the (i) Act, (ii) any other applicable law (gaming or otherwise), (iii) any regulations thereunder, or (iv) this Agreement.

4.                                       General Provisions; Selection.

4.1                                 Except as to any decision that is expressly designated to be made only by the Members, the Business of the Company shall be managed by and under the authority of a Board.  The Board shall have the exclusive authority and full discretion to manage the Business of the Company, subject to the terms of this Agreement where decisions are only to be made by the Members.  The Members agree that the acts of the Board are the acts and decisions of the Members and are binding on all of the Members.  The Board shall have all right, power and authority, on behalf of and in the name of the Company, to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments, and to take any and all other actions which the Board deems necessary, proper, or desirable to carry out its responsibilities under this Agreement.

4.2                                 The Board shall be composed of five (5) Managers, two (2) of which shall be appointed by Southwest or any Substitute Member of Southwest (the “Southwest Managers”), and three (3) of which shall be appointed by Low or any Substitute Member of Low (the “Low Managers”).  Each Manager shall serve until the earlier of (i) the date of the Manager’s death, disability, resignation, or removal, (ii) the date on which a successor Manager is appointed by the action of the Member who appointed such Manager, or (iii) the date on which the Member who appointed such Manager is no longer a Member.  Managers need not be Members or residents of the State of Missouri.  Any Manager may resign at any time upon written notice to the Board.  A resignation shall be effective when given unless the notice specifies a different date.  The Member appointing a Manager may, at any time by delivery of notice to all of the Members and Managers, remove such Manager for any reason or for no reason.  No Member shall have the right to appoint, vote for or otherwise interfere with any other Member’s right to appoint a Manager hereunder.

4.3                                 Regular meetings of the Board shall be called by the Chairman of the Board and held not less frequently than quarterly.  Special meetings of the Board may be called for any purpose or purposes by any two (2) Managers.  If the place for any meeting of the Board is not otherwise agreed upon, the place of meeting shall be the principal office of the Company.  Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each of the Managers not less than five (5) Business Days nor more than thirty (30) days before the date of the meeting; provided, however, that in extenuating circumstances, a meeting may be called upon shorter notice as long as each of the Managers receives notice of such meeting at least forty-eight (48) hours prior to such meeting.  Notices must be in writing and must be given either personally, by overnight courier or by facsimile and will be deemed given when received if given personally, one business day after having been sent by overnight courier to the Manager’s business office, and upon telephonic verification of receipt if sent by facsimile to the facsimile number of the Manager’s business office given by the Manager to the Company from time to time.

4.4                                 Managers may participate in and hold a meeting by means of a conference telephone call or other similar communication equipment by means of which all persons participating in the meeting can hear each other. Such participation shall be made available at the request of any Manager.  Participation in such a meeting shall constitute presence of a person at a meeting, except where the person participates solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. At any meeting of the Managers, the presence in person or by telephone (or other electronic means) of at least three (3) of the Managers (in person or by proxy pursuant to Section 4.6 of this Article VII) shall constitute a quorum.

4.5                                 All determinations, acts and designations to be made hereunder by the Board shall be final and binding for all purposes of this Agreement.  Each Manager shall have one (1) vote on any matter.  At any meeting of the Managers at which a quorum is present, the affirmative vote of three (3) Managers shall constitute an act of the Board, except to the extent this Agreement may otherwise require the unanimous consent of all Managers to take any action or the unanimous vote of the Members.  No Person or Organization shall be required to inquire into, and Persons or Organizations dealing with the Company are entitled to rely conclusively on, the right, power and authority of the Board to bind the Company.

4.6                                 A Manager may vote on any matter, or execute any consent in lieu of a meeting, either in person or by proxy executed in writing by the Manager. A telegram, telex, cablegram, or similar transmission by the Manager, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the Manager shall be treated as an execution in writing for this purpose.  Any Manager may appoint another Manager or another individual employee of the Member as such Manager’s proxy and the proxy may be limited in scope or with full discretion.  Proxies for use at any meeting of the Managers shall be filed with the Board before or at the time of the meeting or execution of the written consent, as the case may be.  No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable.

4.7                                 Any action permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent thereto is signed by all the Managers necessary to take such action at a duly called meeting.

4.8                                 Unless approved by the Board, the Company may not pay compensation to any Manager in his or her capacity as such, unless such Manager is neither an Affiliate of any Member nor an employee of the Company, any Member or an Affiliate of any Member.

5.                                       Member Employees.  Each of Southwest and Low shall be entitled to designate one of their employees (the “Member Designees”), who shall have full access to the Company, including, without limitation, the Company’s facilities, Properties, operations, records and information; provided, however, that if Southwest or Low is providing management services to the Company under the Management Agreement, such party shall not have a Member Designee.  The Company shall provide the Member Designees with furnished office space (including computer equipment) and access to office equipment and supplies, but the Member Designees shall remain employees of Southwest and Low, respectively, and shall not be considered employees of the Company.  Both Southwest and Low may also designate any of their respective employees and Affiliates to perform certain of the Southwest Tasks or the Low Tasks, as the case may be; provided, however, that such employees or Affiliates shall not be considered to be employees or consultants of the Company, and Southwest and Low, as the case may be, shall be solely responsible for the payment of any compensation owed to such employees or Affiliates (including the Member Designees), but any such payment of compensation by Southwest or Low shall not be considered a Capital Contribution hereunder.

6.                                       Tax Matters.  Low shall act as the Tax Matters Member for the Company, as defined in Section 6231 of the Code.  The Tax Matters Member shall have the authority to perform any and all actions permitted by Section 6221 through 6231 of the Code in connection with any proceedings pertaining to federal income tax issues.  The Tax Matters Member shall have the right to engage counsel to represent the Company in connection with any audit or other investigation, and the fees and expenses of such counsel and of any litigation arising out of or in connection with such audit or investigation shall be borne by the Company.  The Tax Matters Member shall be indemnified and held harmless by the Company for any act or omission performed or omitted by it in its capacity as the Tax Matters Member.  All expenses incurred by the Tax Matters Member in connection with any administrative proceeding before the Internal Revenue Service (the “IRS”) and/or judicial review of such proceedings, including reasonable attorney’s fees, shall be deemed a Company expense.  In the event the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Section 6226(a) of the Code), such petition shall be filed in any court having jurisdiction over any tax or other matter.  In the event that the IRS, or any other governmental agency with jurisdiction, shall conduct, commence or give notification of intent to conduct or commence any audit or other investigation of the books, records, tax returns, documents or affairs of the Company, the Tax Matters Member shall respond to such audit or other investigation for and on behalf of the Company and shall keep all other Members informed with respect thereto.  The Members may agree, upon advice of counsel to the Company, to amend any provision of this Agreement if necessary in order to cause such provision to comply with Section 704(b) of the Code and the Regulations thereunder relating to Company allocations being respected for federal income tax purposes.

7.                                       Indemnification.  No Member or Manager (each, an “Indemnified Party”), shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any act or omission of the Indemnified Party involving the exercise of discretion or business judgment, if (i) such act or omission was committed, or omitted, by the Indemnified Party in good faith and in the reasonable belief that such act or omission was in the best interests of the Company, (ii) such act or omission was within the scope of the authority conferred on the Indemnified Party by this Agreement, as applicable, and did not constitute or involve a material, and grossly negligent or willful, breach of any warranty, representation or legal or contractual obligation or duty by the Indemnified Party, (iii) such act or omission did not constitute or involve any gross negligence or willful misconduct of or by the Indemnified Party, and (iv) such act or omission did not constitute all or part of an interested party transaction not expressly approved by the Members or the Board.  Each Indemnified Party shall be indemnified, defended and held harmless by the Company against any losses, judgments, liabilities, amounts and expenses (including reasonable attorneys’ fees and legal costs and disbursements as well as reasonable amounts paid in settlement of any claims) arising out of or in connection with any act or omission for which such Indemnified Party is not liable to the Company pursuant to the provisions of the immediately preceding sentence; provided, however, that any indemnity under this Section 7 of this Article VII shall be paid only out of and to the extent of Company Property, including any applicable insurance proceeds.

8.                                       Resolution of Deadlocks.  In the event Southwest and Low, either through the Board or directly, are unable to reach a decision on any material matter that requires either the unanimous vote of the Members or the unanimous vote of the Board, including, but not limited to, financial goal disputes, after a period of fifteen (15) days when discussion of the action by the Board or the Members first commenced, either of the Members may require that the matter be decided pursuant to the terms and conditions of this Section 9 of this Article VII by sending written notice to the other Member.  In order to resolve the matter, Southwest and Low shall (i) each present the issue to the Chief Executive Officers and/or Presidents of Southwest and Low who shall meet face-to-face or by telephone and who shall have one day to reach agreement, or (ii) utilize the dispute resolution procedures for mediation described in Article XVII, Section 7 of this Agreement.

9.                                       Financial Goals.  On or before sixty (60) days prior to the end of each fiscal year, the Board shall meet for the purpose of preparing the Company’s financial goals for the upcoming fiscal year.  The Board shall finalize and approve such financial goals within thirty (30) days prior to the end of the fiscal year or treat the failure to reach agreement as an event of deadlock.

10.                                 The Management Agreement.  As of the Effective Date, the Company shall have entered into the Management Agreement with Low.  Pursuant to the terms of the Management Agreement, Southwest shall have the option to assume Low’s rights, duties and responsibilities under the Management Agreement if the Management Agreement Criteria are not met and thereafter, Low shall have the option to assume Southwest’s rights, duties and responsibilities under the Management Agreement if the Management Agreement Criteria are not met.

ARTICLE VIII
CAPITAL ACCOUNTS & CONTRIBUTIONS

1.                                       Initial Capital Contributions and Capital Contribution Commitments.  Southwest has made the Initial Capital Contribution as of the Effective Date.  The Initial Capital Contribution of Southwest takes into account the amount invested in the Company by Southwest prior to the Effective Date of this Agreement as described on Exhibit A.  Low agrees to make the Catch-Up Contribution on an “as needed” basis, as determined by the Board, but in no event later than the occurrence of the Construction Date.  Southwest and Low each agree to make their respective Capital Contribution Commitments, as authorized by the Board, subject to Low’s obligation to make the entire Catch-Up Contribution.  Subject to Section 8.2 of this Article VIII, in its discretion, the Board can choose to draw down less than the Members’ Capital Contribution Commitments, provided that cumulative Capital Contributions have been made on a 70% basis by Low and a 30% basis by Southwest, after such time that Low has made the entire Catch-Up Contribution.  No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.  The failure to meet a Capital Contribution pursuant to this Section 1 shall be subject to the default provisions in this Article VIII, Section 3 below.

2.                                       Additional Capital Contributions Agreed Upon by the Members.  In addition to the Capital Contribution Commitments to be made by each of the Members, the Members may unanimously determine from time to time that additional Capital Contributions (in excess of the Capital Contribution Commitments) are needed to enable the Company to conduct its Business.  Upon the unanimous determination of the Members, the Company may either seek additional Capital Contributions from the Members or seek Capital Contributions from third parties either in the full amount of the Capital Contributions needed or such lesser amount equal to the amounts required less the additional Capital Contributions to be made by the Members.  The Members shall be entitled to adjust the Percentage Interests and other allocation and Distribution provisions in Articles IX and XV to properly reflect any additional Capital Contributions made by them or any third party pursuant to this Article VIII, Section 2, and make any such other modifications to this Agreement as all of the Members shall determine to be appropriate as a result of such additional Capital Contributions.

3.                                       Default.  In the event that either Southwest or Low fails to make any Capital Contribution described in Section 1 or an additional contribution described in Section 2, whether in whole or in part, within the time specified (the “Defaulting Member”), the other Member (the “Non-Defaulting Member”) shall send an additional notice to the Defaulting Member setting forth such fact and the amount unpaid, and the Defaulting Member shall have a further period of twenty (20) days from receipt of such notice to make the full amount of such contribution; provided, however, that Southwest shall not be required to make any Capital Contribution until after Low has made its entire Catch-Up Contribution.  If at the end of such twenty (20) day period the Defaulting Member shall still have failed to make its portion of such Capital Contribution in whole or in part and the Non-Defaulting Member shall have made its portion of such Capital Contribution, the Non-Defaulting Member may, at any time thereafter, elect to have the aggregate Membership Interests of the Members in the Company modified as of any date from and including the date such Defaulting Member failed to make its portion of such Capital Contribution and, upon such election, the Membership Interests shall be automatically modified as of such date so that both the Non-Defaulting Members’ and the Defaulting Members’ aggregate Membership Interests shall be equal to the aggregate Capital Contributions made by each such Member as of such date divided by the aggregate Capital Contributions made by all Members as of such date.  Further, if Low fails to make its entire Catch-up Contribution prior to the occurrence of the Construction Date, the Membership Interests shall be modified in the manner described above.  Upon any modification hereunder to the Membership Interests, the Company shall cause Exhibit A to be amended to correspond with such modification.

4.                                       Maintenance of Capital Accounts.  The Company shall establish and maintain “Capital Accounts” for each Member and Assignee.  Each Member’s Capital Account shall be increased by (i) the amount of any money actually contributed by the Member to the capital of the Company, (ii) the fair market value of any Property contributed, as determined by the Company and the contributing Member at arm’s length (net of liabilities assumed by the Company or subject to which the Company takes such Property, within the meaning of Section 752 if the Code), and (iii) the Member’s share of Net Profits and of any separately allocated items of income or gain except adjustments pursuant to the Code (including any gain and income from unrealized income with respect to accounts receivable allocated to the member to reflect the difference between the book value and the tax basis of assets contributed by the Member).  Each Member’s Capital Account shall be decreased by (x) the amount of any money distributed to the Member by the Company, (y) the fair market value of any Property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of Section 752 of the Code), and (z) the Member’s share of Net Losses and any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

5.                                       Distribution of Assets.  If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share (as determined under Article IX below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

6.                                       Sale or Exchange of a Membership Interest.  In the event of a permitted sale or exchange or other Disposition of a Membership Interest in the Company, the Capital Account of the Transferring Member shall become the Capital Account of the Assignee, to the extent it relates to the Membership Interest transferred.

7.                                       Compliance with Section 704(b) of the Code.  The provisions of this Article VIII as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article IX to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to Articles IX and XV and the Capital Contributions made pursuant this Article VIII.  Notwithstanding anything herein to the contrary, this Agreement shall not be constructed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of the Capital Contribution Commitments.

8.                                       Debt Financings to Fund Capital Contributions.

8.1                                 Southwest and Low may each obtain, on an individual basis, debt financing of its Capital Contribution Commitments; provided, however, that if Southwest obtains a loan commitment to fund a portion of Southwest’s Capital Contribution Commitment from a third party lender, Southwest shall give Low written notice of such third party loan commitment and Low shall have the option, exercisable for a period of five (5) days from the date of its receipt of such notice, to provide Southwest with a written loan commitment under the same terms as the loan commitment of the third party lender.  Any such loan by Low to Southwest shall not cause any modification to the Membership Interests pursuant to this Article VIII.  Southwest and Low shall each have the right to pledge their respective Membership Interests to any third party lender who is financing any portion of such party’s Capital Contribution Commitments; provided, however that such third party lender(s) must be required to give Southwest or Low, as the case may be, the sole option to purchase the Membership Interest of such defaulting Member (at or after the corresponding foreclosure sale) for a purchase price equal to the outstanding debt owed to such third party lender by the defaulting Member.

8.2                                 After the occurrence of the Construction Date, upon the request of Southwest, Low agrees to lend to Southwest an amount equal to up to 70% of Southwest’s post-Construction Date Capital Contribution Commitment at a rate of interest equal to the prevailing market rate for non-recourse debt (a “Low-Funded Capital Contribution”).  Any Low-Funded Capital Contribution will cause the Membership Interests of Southwest and Low to be modified so that Southwest is credited for making only 25% of such Low-Funded Capital Contribution and Low is credited for making 75% of such Low-Funded Capital Contribution; provided, however, that Southwest shall have the right to repay all Low-Funded Capital Contribution loans prior to the Operation Date as long as Southwest also pays Low a prepayment fee equal to the difference between the rate of interest under such Low-Funded Capital Contribution loan and 14% per annum (as adjusted on a plus or minus basis based on any change in the Prime Rate during the period from March 1, 2004 through November 1, 2004).  All Membership Interest modifications that resulted from the Low-Funded Capital Contribution loans that are repaid by Southwest prior to the Operation Date shall be re-modified so that Southwest receives full credit to its Membership Interest and Low receives no credit to its Membership Interest for such Low-Funded Capital Contribution.

ARTICLE IX
ALLOCATIONS AND DISTRIBUTIONS

1.                                       Allocations of Net Profits and Net Losses.  Except as may be required by Section 704 of the Code and the Regulations thereunder, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit for periods beginning on or after the Effective Date shall be apportioned among the Members pro-rata in accordance with their Percentage Interests; provided, however, that Net Losses shall first be allocated to the Members based on their respective cumulative Capital Contribution amounts at the end of any fiscal year in which such Net Losses are incurred (prior to making any allocations hereunder), with the first Net Profits arising thereafter applied as a “chargeback” to any such Net Losses in the reverse order thereof.

2.                                       Operating Distributions.  Upon a determination by the Board after consultation with the Company’s accountants and legal counsel as to the amount of distributable cash available in light of applicable law and after payment by the Company of its operating expenses, debt service costs and Management Fees that are due and owing, and unless otherwise unanimously agreed to by the Members or required pursuant to Article XV (related to a dissolution of the Company), Distributions (other than pursuant to Section 3 of this Article IX or upon dissolution subject to Article XV) shall be made to the Members as follows: (i) first, until such time as the Members have received a return of their respective Capital Contributions, such Distributions shall be made pari passu in proportion to each Member’s Capital Contributions until they are fully repaid based on a twenty (20) year amortization period at the Cost of Funds Rate, and (ii) second, 57.5% may be retained by the Company as additional reserves for the Company’s operating expenses or distributed to the Members, as determined by the Board, and 42.5% of the remainder shall be distributed to the Members in accordance with their respective Membership Interests; provided, however, that until such time when Low has made its entire Catch-Up Contribution, such Distributions shall be made based upon the actual Capital Contributions made by each Member in relation to the aggregate Capital Contributions received by the Company as of the date of any such Distribution.

3.                                       Non-Operating Distributions.  Unless otherwise unanimously agreed to by the Members, or required pursuant to Article XV, and after any Tax Distribution associated with any net income or gain arising from such event is made, net proceeds generated by the Company from events arising other than pursuant to normal day-to-day Business operations shall be distributed to the Members within five (5) Business Days after the event giving rise to such net proceeds, as follows:

(1)                                  First, to the establishment of such additional reserves as the Members deem appropriate;

(2)                                  Second, to the Members, pro rata in proportion to the amount of funds (or value of property) which they have loaned to the Company until such Loans are repaid in full, together with accrued interest thereon;

(3)                                  Third, until such time as the Members have received a return of their cumulative Capital Contributions (including pursuant to any Distributions pursuant to Section 2), pari passu to the Members in proportion to such Capital Contributions until they are fully repaid based on a twenty (20) year amortization period at the Cost of Funds Rate;

(4)                                  Fourth, to the Members in accordance with their respective positive Capital Accounts until each Capital Account is at zero (0) (after providing for an allocation to such Capital Accounts for Net Profits or Net Loss related to the event causing such non-operating Distribution as well as for Business operations for such fiscal year); and

(5)                                  Thereafter, if any cash proceeds remain, to the Members, pari passu in accordance with their Percentage Interests; provided, however that until such time when Low has made its entire Catch-Up Contribution, such Distributions shall be made based upon the actual Capital Contributions made by each Member in relation to the aggregate Capital Contributions received by the Company as of the date of any such Distribution.

4.                                       Withholding on Distributions.  The amount of any Distributions required by applicable foreign, federal, state or local law to be withheld and remitted by the Company to any governmental authority shall be treated as if such amount was distributed to the Member for whose benefit such withholding was made as if the amount was actually distributed to the Member for purposes of this Article IX or Article XV

ARTICLE X
TAXES

1.                                       Elections.  The Members or the Board may make any tax elections for the Company under the Code or the tax law of any state or other jurisdiction having taxing jurisdiction over the Company.

2.                                       Method of Accounting.  The records of the Company shall be maintained on the accrual method of accounting.

3.                                       Partnership.  The Company shall be taxable as a “partnership” for federal income tax purposes after the Effective Date unless the Board shall otherwise determine to change such classification.

ARTICLE XI
DISSOCIATION OF A MEMBER

1.                                       Dissociation.  Irrespective of any contrary provision under the Act, a Person shall cease to be a Member only upon the happening of any of the following events:

1.1                                 the withdrawal of a Member with the consent of all of the other Members;

1.2                                 that Member is found to be an Unsuitable Person as more fully set forth in Article XIII, Section 5, below;

1.3                                 the Bankruptcy of a Member, if all of the Members, except any Bankrupt Member, shall so elect;

1.4                                 in the case of a Member that is a separate Organization other than a corporation, the dissolution and commencement of winding up of that separate Organization; or

1.5                                 in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for that corporation or the revocation of its charter.

The parties intend that none of the events described above or any other similar events should cause a dissolution and winding up of the Company.  Dissolution is only expected to occur upon the occurrence of the events described in Article XV, Section 1.

2.                                       Rights of a Member Who Has Dissociated.  In the event any Member dissociates in accordance with Section 1 above:

2.1                                 And, notwithstanding the last sentence of Section 1 above or Article XV, Section 1, the Dissociation causes a dissolution and winding up of the Company under Article XV, then to the extent permitted by the Gaming Authorities, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except that any Distribution to which the Member would have been entitled shall be reduced by the damages sustained by the Company or any other Member as a result of the Dissociation dissolution and winding up; or

2.2                                 If the Dissociation does not cause a dissolution and winding up of the Company under Article XV, then to the extent permitted by the Gaming Authorities the Member or its successor shall be subject to the Member buy-out provisions of Article XIV.

ARTICLE XII
INSPECTION OF RECORDS; BANK ACCOUNTS

1.                                       Rights of Members to Inspect Records.  Pursuant to the Act, a Member may inspect and copy, in person or by agent, from time to time on a reasonable written demand during regular business hours at the principal place of business of the Company:

a.                                       true and full information regarding the state of the Business and financial condition of the Company;

b.                                      a copy of the Articles and this Agreement and all amendments thereto (including any versions which are no longer in effect), together with executed copies of any powers of attorney pursuant to which any such documents were executed;

c.                                       a current lists of the names and last known business, residence or mailing address of all Members and Managers (set forth in alphabetical order);

d.                                      copies of the Company’s federal, state and local income tax returns and reports for the three (3) most recent years, or if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

e.                                       copies of the Company’s financial statements for the three (3) most recent years; and

f.                                         other information regarding the affairs of the Company as is just and reasonable for any purpose reasonably related to the Member’s interest as a Member or required to be disclosed to the Members under the Act.

2.                                       Bank Accounts.  The funds of the Company shall be deposited in the name of the Company, in such bank account or accounts as all of the Members or the Board deem advisable and the Board shall arrange for the appropriate conduct and function of such accounts.

ARTICLE XIII
                                                ADMISSION OF ADDITIONAL MEMBERS; TRANSFERS OF INTERESTS

1.                                       Disposition of a Member’s Membership Interest.

1.1                                 Except as provided in Section 2.1 of this Article XIII, no Disposition of a Member’s Membership Interest shall be made unless the Assignee is an Suitable Person, and all of the other Members, in their sole and absolute discretion, unanimously consent in writing to such assignment, which consent may be conditioned upon the determination by the Members (based, if they deem it advisable, upon an opinion of counsel) that such assignment is not in violation of any applicable federal or state securities law, does not violate any gaming laws or rules promulgated by any Gaming Authority having jurisdiction over the Business of the Company, does not adversely affect the Company’s status as a limited liability company and will not cause the dissolution of the Company under the applicable laws of the State of Missouri.

1.2                                 Except as provided in Section 2 of this Article XIII, the Assignee of a Membership Interest shall not become a Member, but instead shall be entitled only to receive such Distributions and allocations as shall have been made to the assignor Member had such assignor Member continued to be a Member.

2.                                       Substitute Members and Additional Members.  The Assignee of a Membership Interest shall become a Substitute Member only if:

2.1                                 the Assignee is an Affiliate of the assigning Member or if the Assignee is a surviving party with regard to a merger or acquisition of all or substantially all of the assigning Member’s assets or equity ownership; or

2.2                                 (i) the assignor Member so provides in the instrument of assignment, (ii) the Assignee agrees in writing to be bound by the provisions of this Agreement and of the Articles and any amendments hereto and thereto, (iii) all of the Members consent to such substitution in writing (which consent may be withheld in their sole and absolute discretion), (iv) to the extent required by any Gaming Authority, the licensure of such person has occurred; and (v) the satisfaction of completion by the Members of due diligence on said Assignee to determine if the Assignee is a Suitable Person.  Similarly, a Person seeking to acquire a Membership Interest from the Company shall become an Additional Member only if (x) such Person agrees in writing to be bound by the provisions of this Agreement and of the Articles and any amendments hereto and thereto, (y) all of the Members consent in writing (which consent may be withheld in their sole and absolute discretion) and (z) the provisions of clauses (iv) and (v) above are met.

3.                                       Members.  Unless named in this Agreement, or unless admitted to the Company as above provided, no Person shall be considered a Member, and the Company, each Member, and any other Persons having business with the Company need deal only with Members so named or so admitted and shall not be required to deal with any other person by reason of an assignment by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement.  In the absence of substitution of a Member for an assigning or deceased Member, any payment to a Member or to the Member’s executors or administrators shall acquit the Company of all liability to any other persons who may be interested in such payments by reason of an assignment by the Member or by reason of the Member’s death.

4.                                       Gaming Authority Approvals.  Notwithstanding any provisions of this Agreement to the contrary, all assignments of and Dispositions of Membership Interests and all admissions of Additional Members shall be subject to the receipt of any required approvals from the Gaming Authorities having jurisdiction over the Business of the Company.

5.                                       Determination that a Member is an Unsuitable Person.  If any Gaming Authority determines that a Person is an Unsuitable Person and that the continued participation of such Person in the Company would jeopardize any gaming license held or being sought by or on behalf of the Company, the Company shall purchase, and the Unsuitable Person shall sell, all of such Person’s Membership Interest.  The purchase price shall be determined in accordance with the procedures set forth in Article XIV.

ARTICLE XIV
MEMBER BUY-OUT PROVISION

In the event of a material breach of this Agreement or the Articles, the Bankruptcy of a Member, or a determination that a Member has become an Unsuitable Person, the Member who is not in breach, Bankrupt or an Unsuitable Person (the “Offering Member”) may elect to purchase all of the Membership Interests of the other Member (the “Receiving Member”) or, in the absence of such an election, the Company shall purchase all of the Membership Interests of the Receiving Member.  Where this provision applies, such Offering Member shall forward to the Receiving Member a bona fide, written offer (the “Offer”) for the purchase of all of the Receiving Member’s Membership Interests at a purchase price equal to the amount of the Receiving Member’s unreturned cumulative Capital Contributions (the “Buyout Price”).  Within thirty (30) days of receipt of the Offer, the Receiving Member shall notify the Offering Member and the Company of the Receiving Member’s election to either (i) sell its Membership Interest to the Offering Member for the Buyout Price or (ii) sell its Membership Interest to the Company for the Buyout Price.  If no election is made by the Receiving Member, the Company shall be the Purchaser hereunder.  The Membership Interest of the Receiving Member shall be promptly transferred to the Purchaser hereunder, whether the Offering Member or the Company, without any further action required by the Receiving Member, upon the transfer of the Buyout Price to the Receiving Member, under payment terms (i.e., a promissory note payable over five (5) years) similar to those described in Article XV, Section 2.2 below.  The Receiving Member hereby appoints the Company’s President and Chief Executive Officer as its power of attorney to transfer the Receiving Member’s Membership Interest to the Offering Member or the Company, as applicable, upon payment of the Buyout Price pursuant to the payment terms described in Article XV, Section 2.2.  In the event of a Bankruptcy or determination of Unsuitability, if the Receiving Member disputes the amount of the Buyout Price, the Membership Interest shall be transferred hereunder notwithstanding such dispute, and such dispute over the amount of the Buyout Price shall be resolved pursuant to the binding arbitration provisions of Article XVII, Section 7(ii).  In the event of a dispute related to the existence of a material breach of this Agreement, the dispute shall be likewise resolved by the binding arbitration provisions of Article XVII, Section 7(ii), but the Membership Interest shall be transferred only after a determination in arbitration that such material default has occurred.

ARTICLE XV
DISSOLUTION AND WINDING UP

1.                                       Events of Dissolution.  The Company shall continue until the occurrence of any one of the following dissolution events, at which time the Company shall dissolve:

1.1                                 An election to dissolve the Company made in writing unanimously by all of the Members.

1.2                                 The sale, exchange or other disposition of all or substantially all of the Company’s Property, unless the Company receives a purchase money promissory note in consideration of such sale in which event dissolution shall occur upon final payment thereof.

1.3                                 A judicial determination of dissolution under the Act.

No other events or actions, including any such events or actions described in the Act or Article XI, Section 1 above, shall cause a dissolution of the Company.

2.                                       Election to Continue Doing Business.  If an event or action occurs, other than those described in Sections 1.1, 1.2 or 1.3 above, and despite the last sentence of Section 1 or the last sentence of Article XI, Section 1, providing that such event or action will not cause a dissolution of the Company, it is determined that the Company is nevertheless subject to dissolution:

2.1                                 As set forth in the Act, notwithstanding the occurrence of a dissolution event (other than where dissolution occurs pursuant to Sections 1.1, 1.2 or 1.3 above), the Company may continue to carry on its business and affairs following such dissolution event if, within ninety (90) days after such dissolution event there remains at least one (1) Member (the “Remaining Member(s)”), and all of the Members or all of the Remaining Member(s) consent to so continue the business and affairs of the Company without dissolution.

2.2                                 In the event the surviving Members shall determine that they wish to continue the Company, and the Member Buy-Out provisions set forth in Article XIV are not applicable to the Selling Members, including by reason of Article XI, Section 2.2, Article XIII, Section 2.2, Article XIII, Section 5, or Article XIV, such Members, hereinafter called the “Purchasing Members,” shall have the absolute option and right to purchase the Membership Interests of the other Members, hereinafter called the “Selling Members.”  For this purpose the Purchasing Members’ group and the Selling Members’ group shall each promptly appoint an appraiser to determine the value of the Membership Interests.  In respect to those items upon which the appraisers disagree, they shall together appoint a third appraiser, who shall determine items and shall render a written report of his opinion with respect thereto.  All appraisers appointed shall be appraisers who have qualified to give expert valuation testimony.  The values contained in the said written reports shall be used to determine the purchase price of the Membership Interests of the Selling Members.  Within sixty (60) days after all of the said written reports have been rendered, the Purchasing Members shall notify the Selling Members in writing of their decision whether to exercise the option.  The option is granted to all the Purchasing Members in proportion to their respective Membership Interests; but if any such Member does not desire to exercise the option, then his portion may be taken up pro rata by the remaining Purchasing Members, as the case may be.  Settlement shall be completed within thirty (30) days after notice of the exercise of the option.  The terms of payment of the purchase price shall be: no cash down payment, the balance payable in equal monthly installments over a period of five (5) years with interest on the unpaid balance at the Prime Rate.  The obligation of the Purchasing Members to the Selling Members shall be evidenced by a promissory note or notes, secured by a pledge of the purchased Membership Interests and the filing of a financing statement with respect thereto.

3.                                       Procedures Upon Dissolution.

3.1                                 Upon Dissolution of the Company, the Members or, if there is only one Member, such Person, shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate the assets of the Company, and shall distribute the proceeds thereof in accordance with Article XV, Section 3.2, below.

3.2                                 Upon dissolution and liquidation of the Company, the net proceeds of liquidation shall be applied and distributed in the following order of priority:

3.2.1                        First, to the payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by any of the Members) and the expenses of liquidation;

3.2.2                        Second, to the creation of any reserves which the Members may deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Business and operations of the Company;

3.2.3                        Third, in accordance with the Non-Operating Distribution provisions of Article IX, Section 4.

3.3                                 A reasonable time shall be allowed for the orderly liquidation of the Company’s assets and the discharge of its liabilities, unless the Members shall have agreed to make any in-kind distributions.

3.4                                 The Company shall terminate and wind up when all assets owned by the Company shall have been disposed of and the net proceeds, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members.

ARTICLE XVI
AMENDMENT

1.                                       Modification of this Agreement.  This Agreement may be modified as provided in this Article XVI (as the same may from time to time be amended).

2.                                       Amendment or Modification of Agreement.  The Agreement may be amended or modified from time to time only pursuant to a written instrument adopted and executed by all of the Members.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

1.                                       Pronouns and Plurals.  Except where the same shall not be appropriate, references herein to the singular shall include the plural and to the plural shall include the singular; references to the masculine gender shall include the feminine and neuter genders (and vice versa).

2.                                       Waiver.  No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by the other of such Member’s obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by the other in the performance by such other party of the same or any other obligations of such Member hereunder.  Failure on the part of any Member to object to or complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

3.                                       Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.                                       Titles and Captions.  All section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the context of this Agreement.

5.                                       Agreement in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  In addition, this Agreement may contain more than one counterpart of the signatures page and the Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages; all of such signature pages shall be read as though one, and shall have the same force and effect as though all of the signers had signed a single signature page.  Each party shall become bound by this Agreement immediately upon affixing his, her or its signature hereto, independent of the signature of any other party.

6.                                       Binding Agreement.  Subject to the restrictions on transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective heirs, executors, legal or personal representatives, successors and assigns.  In this context, whenever in this Agreement a reference to any party or Member is made, such reference shall be deemed to include a reference to the heirs, executors, legal or personal representatives, successors and assigns of such party or Member.

7.                                       Governing Law; Disputes.  It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the provisions of the laws of the State of Missouri.  Venue for any disputes shall be in Greene County, Missouri.  To resolve disputes the parties shall (i) first, engage in non-binding mediation with a single mediator, with such mediation session before the mediator not to exceed two (2) Business Days and, (ii) second, if such mediation is unsuccessful, submit the dispute to binding arbitration under the American Arbitration Association rules using a single arbiter.  The prevailing party in any mediation or arbitration with respect to any disputes relating to the Agreement shall be entitled to recover its reasonable attorneys fees from the other party for all matters, including but not limited to appeals with such fees to be awarded by the mediator or arbiter.

8.                                       WAIVER OF JURY TRIAL.  EACH MEMBER IRREVOCABLY WAIVES ANY AND ALL RIGHT THE MEMBER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT.  THE MEMBERS ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

9.                                       Confidentiality.  Each Member agrees that this Agreement, and all information (other than information which is a matter of public record or is provided by other sources readily available to the public) shared or developed on behalf of the Company and its Business and activities shall be kept strictly confidential, except in discussions with or filings with Gaming Authorities or a Member’s financiers, attorneys, accountants, investment bankers or prospective investors.  No disclosures, press releases, or announcements concerning the Company shall be made by any Member, except the Company may make such public disclosures that its counsel deems necessary or advisable under federal securities laws, as determined by all of the Members.

10.                                 Further Assurances.  Each Member agrees that it will, at any time and from time to time, upon the request of the Members, do, execute, acknowledge or deliver all such further acts, deeds, assignments, conveyances and assurances as may be reasonably required to effectuate the transactions contemplated by this Agreement.

11.                                 Investment Objectives.  Each Member, by such Member’s signature hereto, warrants that each such Member is acquiring an interest in the Company for such Member’s own account for investment only and without any present intention of selling the same.  Each Member further covenants and agrees that it shall be responsible, at its sole cost and expense, for making any public filings required by virtue of its ownership interest in the Company.  Further, and to that end, the Members shall look to their own counsel and not the other Members for guidance as to the filing of such matters.

12.                                 Entire Agreement.  This Agreement, unless subsequently amended in the manner provided in Article XVI, contains the final and entire agreement among the parties hereto, and they shall not be bound by any terms, conditions, statements or representations, oral or written, not herein contained.

13.                                 No Cumulative Voting.  No Members shall have any cumulative voting rights.

14.                                 Preemptive Rights.  Except as otherwise expressly provided in this Agreement, or as determined by all of the Members, no Members shall have preemptive rights to contribute additional capital to the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

/s/ Robert E. Low
Robert E. Low

SW MISSOURI, LLC,
a Minnesota limited liability company

By:	/s/ James B. Druck
Name:	/s/ James B. Druck
Its:	Chief Executive Officer

EXHIBIT A

PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTION COMMITMENT

Member	Percentage Interest(1)	Pre-Ballot Initiative Date Maximum Aggregate Capital Contribution Commitment		Maximum Aggregate Capital Contribution Commitment(2)

Low 2740 N. Mayfair Springfield, MO 65803	70%	$7,000,000	(3)	$77,000,000

Southwest 2001 Killebrew Drive, Suite 306 Minneapolis, MN 55425	30%	$3,000,000	(4)	$33,000,000

TOTAL	100%	$10,000,000	(5)	$110,000,000

(1)               Low shall solely fund all Capital Contributions until such time that Low has made its entire Catch-Up Contribution totaling $4,213,030.  Until Low has made the entire Catch-Up Contribution, for the purposes of any Distributions, the Member’s respective Percentage Interest shall be computed based upon the actual Capital Contributions made by each Member on the date of any such Distribution.

(2)               The maximum aggregate Capital Contribution includes all Capital Contributions made by the Members (both before and after the Ballot Initiative Date).

(3)               Low shall solely fund all Capital Contributions until such time that Low has made its entire Catch-Up Contribution totaling $4,213,030.  Thereafter, Low and Southwest shall fund all Capital Contributions on a pro rata basis based on their respective Percentage Interests.

(4)               Prior to the Effective Date, Southwest made an Initial Capital Contribution in the amount of $1,805,584, as itemized on the attached Schedule A to this Exhibit A, representing all of Southwest’s documented out-of-pocket costs incurred by it in connection with the arrangement of the Rockaway Agreements.  After Low has made its entire Catch-Up Contribution, Southwest will contribute additional funds on a pro rata basis based upon its Percentage Interest to increase its cumulative Capital Contributions to the Company to the pre-Ballot Initiative Date Capital Contribution Commitment amount of $3,000,000.

(5)               The total pre-Ballot Initiative Date Capital Contribution Commitment may be increased to over $10,000,000 upon the prior approval of the Board.  Any such increases to the Member’s Capital Contribution Commitments shall be funded by the Members on a pro rata basis based on their respective Percentage Interests.

Ex. A

SCHEDULE A

Itemized Initial Capital Contribution

Sch. A

EXHIBIT B

The Management Agreement

Ex. B